STONEX GROUP INC.
NASDAQ: SNEX
www.stonex.com

StoneX Names Dr. Dhamu R. Thamodaran to Board of Directors
Executive Vice President, Chief Strategy Officer & Chief Commodity Hedging Officer bolsters leadership of StoneX Group Inc.

NEW YORK, October 6, 2021 – StoneX Group Inc. (NASDAQ: SNEX), a diversified global brokerage and financial services firm providing execution, risk management and advisory services, market intelligence and clearing services across multiple asset classes and markets around the world, today announced that its board of directors has appointed a new director, Dr. Dhamu R. Thamodaran.

Dr. Thamodaran retired as Executive Vice President, Chief Strategy Officer & Chief Commodity Hedging Officer from Smithfield Foods, Inc. in December 2020, having served in this role since 2016. Dr. Thamodaran joined Smithfield Foods in 1995 as Director of Price Risk Management. Prior to joining Smithfield Foods, he had related industry experience with John Morrell Food Group and Farmland Foods, which later became part of the Smithfield Foods family.

With Smithfield Foods, Dr. Thamodaran led strategy development for the firm’s vertically integrated business, managed its commodity hedging activities, and oversaw its global economics commodities research and analysis group. Widely respected for his knowledge of global macroeconomics, agricultural markets, and the pork value chain, Dr. Thamodaran has been a frequent speaker before boards of food and agriculture companies and industry trade association events.

Sean O’Connor, CEO of StoneX, said, “Dhamu brings a vast portfolio of experience gained from one of our largest and longest-standing clients, providing a deep understanding of StoneX, our culture and client-first approach, as well as the value we provide to all our clients.”

John Radziwill, Chairman of the Board of StoneX, added, “We are extremely pleased to welcome Dhamu to the StoneX board. His experience and expertise in commodity risk management and global supply chains, as well as global macro economics will provide valuable expertise and insight and strengthen the board oversight and leadership."

About StoneX Group Inc.
StoneX Group Inc. through its subsidiaries, operates a global financial services network that connects companies, organizations, traders and investors to the global market ecosystem through a unique blend of digital platforms, end-to-end clearing and execution services, high touch service and deep expertise. StoneX strives to be the one trusted partner to its clients, providing its network, product and services to allow them to pursue trading opportunities, manage their market risks, make investments and improve their business performance. A Fortune-500 company headquartered in New York City and listed on the Nasdaq Global Select Market (NASDAQ:SNEX), StoneX Group Inc. and its over 3,000 employees serve more than 35,000 commercial and institutional clients, and more than 340,000 active retail accounts, from more than 40 offices spread across five continents. Further information on StoneX is available at www.stonex.com.

Contact
Kent R. Coughlin
Director of Public Relations
StoneX Group Inc.
615-724-2756
Kent.Coughlin@StoneX.com

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